Exhibit 10.14

MURPHY OIL CORPORATION

PERFORMANCE-BASED RESTRICTED STOCK UNIT – STOCK SETTLED

GRANT AGREEMENT

Performance-Based Restricted Stock Unit Award Number	Name of Grantee	Number of Restricted Stock Units Subject to this Grant

[[GRANTNUMBER]]	[[NAME]]	[[UNITSGRANTED]]

This Performance-Based Restricted Stock Unit Award (this  “Award”) is granted on and dated [•] (the “Grant Date”), by Murphy Oil Corporation, a Delaware corporation (the “Company”), pursuant to and for the purposes of the 2018 Long-Term Incentive Plan (the “Plan”).  Any terms used herein and not otherwise defined shall have the meanings set forth in the Plan.

This Agreement is subject to the following terms and provisions. In addition, certain terms and provisions applicable to this Award will be communicated to you in a separate brochure (the “Brochure”). By accepting this Agreement, you agree to the terms and provisions set forth below, in the Plan and in the Brochure.

1.   The Company hereby grants to the employee named above (the “Grantee”) a Performance-Based Award of Restricted Stock Units each equal in value to one share of Common Stock.

2.   This Award is subject to the following vesting and time lapse restrictions:

(a)  In the event that the Performance Measures as set forth in Section 3 below are satisfied in accordance with the Plan, the size of this Award will be determined by the Committee, and the Grantee will be paid the value of his or her units in Shares during the first quarter of the fiscal year immediately following the completion of the three-year performance measurement period;  provided that, except as set forth in Sections 2(c) and 2(d) below, the Grantee is employed by the Company on both the last day of the performance measurement period and the date that the Committee determines the size of this Award.

(b)  In the event that the Grantee’s employment terminates any time prior to the date that the Committee determines the size of this Award, except as set forth in Sections 2(c) and 2(d) below, he or she will forfeit all units pursuant to this Award.

~~(c)~~  In the event of the Grantee’s death, disability, or retirement (as determined in accordance with the Plan), the Grantee will receive the pro-rata number of units earned for performance completed based upon the number of months worked pursuant to this Award up to the time of the death, disability, or retirement event.  In the event that the Performance Measures are satisfied in accordance with the Plan and, as set forth in Section 3 below, the size of this Award is determined by the Committee, the Grantee will be paid his or her  Shares during the first quarter of the fiscal year immediately following the completion of the three-year performance measurement period.

(d)  If the Grantee is not an employee of the Company who is the Chief Executive Officer (“CEO’), who reports directly to the CEO, or is a Named Executive Officer of the Company at any time during the period beginning on the grant date of this Award and ending on the date on which a Change in Control occurs, this Award will fully vest and one hundred percent (100%) of the performance-based restricted stock units granted will be deemed to be earned at the target level of performance and will be paid in full, without restrictions, upon such Change in Control;  provided,  however, that no payment will be made until the first quarter of 2022 unless such Change in Control also qualifies as a “change in control event” as determined under Section 409A.

(e)  If the Grantee is an employee of the Company who is the Chief Executive Officer (“CEO’), who reports directly to the CEO, or is a Named Executive Officer at any time during the period beginning on the grant date of this Award and ending on the date on which a Change in Control occurs, this Award will fully vest and one hundred percent (100%) of the performance-based restricted stock units granted will be deemed to be earned at the target level of performance and will be paid in full, without restrictions, upon the occurrence of a Qualifying Termination of Employment.  “Qualifying Termination of Employment” means the termination of the Grantee’s employment within the two-year period immediately following a Change in Control (x) by the Company or any of its affiliates without Cause or (y) by the Grantee for Good Reason.  Upon a Qualifying Termination of Employment, payment will be made as soon as reasonably practicable following the date of the Qualifying Termination of Employment, less any Shares or amounts deducted for applicable withholding taxes.

(f)  For purposes of this Agreement, “Cause” means the occurrence of any of the following:

(i) Any act or omission by the Grantee which constitutes a material willful breach of the Grantee’s obligations to the Company or any of its affiliates or the Grantee’s continued and willful refusal to substantially perform satisfactorily any duties reasonably required of the Grantee, which results in material injury to the interest or business reputation of the Company or any of its affiliates and which breach, failure or refusal (if susceptible to cure) is not corrected (other than failure to correct by reason of the Grantee’s incapacity due to physical or mental illness) within thirty (30) days after written notification thereof to the Grantee by the Company; provided that no act or failure to act on the Grantee’s part shall be deemed willful unless done or omitted to be done by the Grantee not in good faith and without reasonable belief that the Grantee’s action or omission was in the best interest of the Company or its affiliates;

(ii) The Grantee’s commission of any dishonest or fraudulent act, which has caused or may reasonably be expected to cause a material injury to the interest or business reputation of the Company or any of its affiliates;

(iii) The Grantee’s plea of guilty or nolo contendere to or conviction of a felony under the laws of the United States or any state thereof or any other plea or confession of a similar crime in a jurisdiction in which the Company or any of its affiliates conducts business; or

(iv) The Grantee’s commission of a fraudulent act or participation in misconduct which leads to a material restatement of the Company’s financial statements.

(g)  For purposes of this Agreement, “Good Reason” means the occurrence of any of the following:

(i) Any material diminution in the Grantee’s title, status, position, the scope of duties assigned, responsibilities or authority, including the assignment to the Grantee of any duties, responsibilities or authority in any manner adverse to the Grantee or inconsistent with the duties, responsibilities and authority assigned to the Grantee prior to a Change in Control;

(ii) Any reduction in the Grantee’s base salary, annual target cash bonus opportunity or long-term incentive award opportunity immediately prior to a Change in Control;

(iii) A relocation of more than fifty  (50) miles from the location of the Grantee’s principal job location or office prior to a Change in Control; or

(iv) Any other action or inaction that constitutes a material breach by the Company or any of its affiliates of any employment or similar agreement pursuant to which the Grantee provides services to the Company or any of its affiliates;

provided, that the Grantee provides the Company with a written notice of termination indicating the Grantee’s intent to terminate his or her employment for Good Reason within ninety (90) days after the Grantee becoming aware of any circumstances set forth above, that the Grantee provides the Company with at least thirty (30) days following receipt of such notice to remedy such circumstances, and, if the Company fails to remedy such circumstances during such thirty (30) day period, that the Grantee terminates his or her employment no later than sixty (60) days after the end of such thirty (30) day period.

3.   The Performance Measure for this Award is the Company’s total shareholder return (“TSR”) over the three-year performance measurement period compared to the TSR of the Company’s peer group.  The amount of this Award earned (the “Payout Percentage”) is based on the Company’s percentile ranking in TSR over the three-year performance measurement period compared to that of the peer group.  The Payout Percentage will be interpolated for points between the 25th and 90th percentiles.

Percentile Rank	Payout Percentage
Below 25th Percentile	0.0%
25th Percentile	50.0%
50th Percentile	100.0%
75th Percentile	125.0%
At or Above 90th Percentile	150.0%

Notwithstanding the foregoing, if the Company’s TSR over the three-year performance measurement period is less than 0%, the Payout Percentage shall not exceed 100%.

4.   Provided that the Performance Measures as set forth in Section 3 above are satisfied and Shares are to be paid to the Grantee without restriction, such Shares paid will be the net Shares earned pursuant to Section 3 above less the number of Shares which must be withheld to satisfy the tax withholding requirements applicable to such payment of Shares.

5.   In the event of any relevant change in the capitalization of the Company prior to the issuance of Shares underlying the units, the number of units may be equitably adjusted pursuant to the Plan to reflect that change.

6.   This Award is not assignable except as provided under the Plan in the case of death and is not subject in whole or in part to attachment, execution, or levy of any kind.

7.   The Grantee shall have no voting rights with respect to Shares underlying the units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

8.   The Grantee is eligible to receive a payment equivalent to the dividends paid on shares of Common Stock equal in number to the Restricted Stock Units granted hereunder.  These dividend equivalents will be accrued over the performance period and included in any Shares issued at the end of the period.  In the event that Shares are not earned, the accompanying accrued dividend equivalents will be forfeited.

9.   The Plan, this Agreement and the Brochure are administered by the Committee.  The Committee has the full authority and discretion to interpret and administer the Plan consistent with the terms and provisions of the Plan.

Attest:	Murphy Oil Corporation

By